As filed with the Securities and Exchange Commission on March 16, 2023.

Registration No. 333-236253

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO FORM S-3 ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KLDiscovery Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6770	61-1898603
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9023 Columbine Road

Eden Prairie, MN 55347

Telephone: (703) 288-3380

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Weiler

KLDiscovery Inc.

9023 Columbine Road

Eden Prairie, MN 55347

Telephone: (703) 288-3380

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen Glover, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036

Telephone: (202) 955-8500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On February 4, 2020, KLDiscovery Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-236253) to register the issuance of up to 29,350,000 shares of the Company’s common stock, par value $0.0001 per share, upon the exercise of various warrants (the “Registration Statement”). The Registration Statement was initially declared effective by the SEC on February 10, 2020. On March 30, 2020, the Company filed Post-Effective Amendment No. 1 to the Registration Statement and it was declared effective by the SEC on April 7, 2020. On March 18, 2021, the Company filed Post-Effective Amendment No. 2 to the Registration Statement, which moved the Registration Statement from Form S-1 to Form S-3. Post-effective Amendment No. 2 to the Registration Statement was declared effective by the SEC on March 24, 2021.

This Post-Effective Amendment No. 3 to Form S-3 on Form S-1 is being filed by the Company to move the Registration Statement from Form S-3 to Form S-1.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this filing. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion,

Preliminary Prospectus dated March 16, 2023

PROSPECTUS

29,350,000 Shares

KLDiscovery Inc.

Common Stock Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the issuance by KLDiscovery Inc., a Delaware corporation (the “Company”), of (i) 23,000,000 shares of our common stock, par value $0.0001 per share, that may be issued upon the exercise of 23,000,000 warrants originally included as part of the units issued in the Company’s initial public offering, which entitle the holder to purchase common stock at an exercise price of $11.50 per share (the “Public Warrants”), (ii) 4,585,281 shares of common stock that may be issued upon the exercise of 4,585,281 warrants sold in a private placement that closed simultaneously with the consummation of the Company’s initial public offering, which entitle the holder to purchase common stock at an exercise price of $11.50 per share or, if held by the initial purchaser thereof or certain permitted transferees, to purchase common stock on a cashless basis, and (iii) 1,764,719 shares of common stock that may be issued upon the exercise of 1,764,719 warrants sold in a private placement that closed simultaneously with the consummation of the business combination described herein, which entitle the holder to purchase common stock at an exercise price of $11.50 per share or, if held by the initial purchaser thereof or certain permitted transferees, to purchase common stock on a cashless basis. The warrants expire at 5:00 p.m., New York City time, on December 19, 2024 or earlier upon redemption or liquidation.

We will receive the proceeds from any exercise of the warrants for cash, but not from the sale of the underlying shares of common stock. See “Use of Proceeds.”

INVESTING IN OUR COMMON STOCK INVOLVES RISK. “RISK FACTORS” ON PAGE 9 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

Our common stock and Public Warrants are currently quoted on the OTC Pink Open Market under the symbols “KLDI” and “KLDIW,” respectively. On March 15, 2023, the last reported sale price of our common stock was $1.30 per share and the last reported sale price of the Public Warrants was $0.06 per warrant.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and, as such, are subject to reduced public company reporting requirements. See “About the Company—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, issue and sell shares of our common stock in connection with one or more exercises of certain warrants. From time to time we may file one or more prospectus supplements that may add to, update or change any of the information contained in this prospectus. You should carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectuses we have prepared or authorized as well as the information incorporated in this prospectus or any accompanying prospectus supplement by reference. See “Incorporation by Reference.” Any information in any accompanying prospectus supplement, any free writing prospectus or any subsequent material incorporated herein or therein by reference will supersede the information in this prospectus or any earlier prospectus supplement.

This prospectus contains summaries of certain provisions in some of the documents described herein, but reference is hereby made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the complete text of the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, in any accompanying prospectus supplement or in any free writing prospectuses we have prepared or authorized. You should rely only on the information provided in this prospectus or any prospectus supplement, including information incorporated by reference herein or therein, or any free writing prospectus that we have specifically referred you to. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any prospectus supplement or any documents we incorporate herein or therein, or in any free writing prospectus, is current only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless otherwise indicated or the context otherwise requires, references in this prospectus or in the documents incorporated herein by reference to “we,” “our,” “us,” “KLD,” “KLDiscovery” and the “Company” (i) for the periods prior to the completion of the business combination between Pivotal Acquisition Corp. and LD Topco, Inc., which closed on December 19, 2019, refer to Pivotal Acquisition Corp., the special purpose acquisition company, and (ii) for the periods after completion of the business combination, to KLDiscovery Inc., the combined company, and its consolidated subsidiaries. See References to and the descriptions of the business included in this prospectus and in the documents incorporated herein by reference refer, prior to the business combination, to the business of LD Topco, Inc., and after the business combination, to the business of KLDiscovery Inc. See “Summary—Our Corporate History and Certain Financing Transactions” and “Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants, including us, that file electronically with the SEC.

We also make available, free of charge, on or through our Internet website, www.kldiscovery.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments and supplements to those reports filed or furnished pursuant to Section 13(a) and Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on or that can be accessed through our website is not a part of this prospectus except as expressly set forth in “Incorporation by Reference” below, and the inclusion of our website address in this prospectus is an inactive textual reference only. In addition, you may request copies of these filings at no cost through our Investor Relations Department at: KLDiscovery Inc., 9023 Columbine Road, Eden Prairie, MN 55347, telephone: (703) 288-3380.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), including exhibits, of which this prospectus forms a part, with respect to the shares of common stock that may be offered hereunder. This prospectus does not contain all of the information set forth in the registration statement and exhibits thereto. For further information with respect to our company and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits thereto. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are summaries and are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract, agreement or other document. Our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits thereto, are available to you for free on the SEC’s website listed above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 16, 2023;

•	our Current Reports on Form 8-K filed with the SEC on February 2, 2023 (excluding Item 7.01), February 17, 2023 and March 15, 2023 (Items 8.01 and 9.01, excluding Item 2.02); and

•

the description of our common stock contained in our registration statement on  Form 8-A filed with the SEC on January 30, 2019, and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2022.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination or completion of the offering of the securities described in this prospectus, including all such documents we may file with the SEC after the date of this registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be deemed incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01 that are incorporated in such items by reference in the applicable Current Report on Form 8-K, is not incorporated by reference in this prospectus or any prospectus supplement.

To obtain copies of these filings and any future filings at no cost, see “Where You Can Find More Information” above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are not historical facts. This includes, without limitation, statements regarding our financial position, business strategy and management’s plans and objectives for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and the documents incorporated herein by reference, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.

All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect, including:

•	potential failure to comply with privacy and information security regulations governing the client datasets that we process and store;

•	the ability to operate in highly competitive markets, and potential adverse effects of this competition;

•	risk of decreased revenues if we do not adapt our pricing models to compete successfully;

•	the ability to attract, motivate and retain qualified employees, including members of our senior management team;

•	the ability to maintain a high level of client service and expand operations;

•	potential issues with our product offerings that could cause legal exposure, reputational damage and an inability to deliver services;

•	the ability to develop and successfully grow revenues from new products such as Nebula, improve existing products and adapt our business model to keep pace with industry trends;

•	risk that our products and services fail to interoperate successfully with third-party systems;

•	potential unavailability of third-party technology that we use in our products and services;

•	potential disruption of our products, offerings, website and networks;

•	difficulties resulting from our implementation of new consolidated business systems;

•	the ability to deliver products and services following a disaster or business continuity event;

•	the outbreak of disease or similar public health threat, such as COVID-19;

•	potential unauthorized use of our products and technology by third parties and/or data security breaches and other incidents;

•	potential intellectual property infringement claims;

•	the ability to comply with various trade restrictions, such as sanctions and export controls, resulting from our international operations;

•	consequences of our substantial levels of indebtedness, including the pending maturity and potential acceleration thereof in June 2024;

•	potential impairment charges related to goodwill, identified intangible assets and fixed assets;

•	impacts of laws and regulations on our business;

•	macroeconomic conditions, including inflationary pressures, rising interest rates, exchange rate volatility, and recessionary fears;

•	potential litigation and regulatory proceedings involving us;

•	expectations regarding the time during which we will be an emerging growth company or smaller reporting company;

•	the potential liquidity and trading of our public securities; and

•	other risks and uncertainties indicated in the section titled “Risk Factors” or in similarly titled sections of documents incorporated herein by reference.

The forward-looking statements contained in this prospectus and in any document incorporated by reference are based on current expectations and beliefs, which we believe to be reasonable, concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors” included elsewhere in this prospectus or incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that include phrases such as “we believe” and similar phrases reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or the document incorporated herein by reference, as applicable, and while we believe such information forms a reasonable basis for these statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

SUMMARY

About the Company

Our Mission is to solve complex legal, regulatory and data challenges for our clients around the world by leveraging our proprietary software and innovative technology-based solutions.

We are a leading global provider of eDiscovery, information governance and data recovery solutions to corporations, law firms, insurance companies and individuals in 16 countries around the world. With our long-standing history and transformative acquisition in 2016 of Kroll Ontrack, a storied eDiscovery platform with history dating back to 1985, we have decades of experience designing, building, and developing innovative technology solutions that evolve with the needs of our clients. Our integrated, proprietary technology solutions enable clients to efficiently and accurately collect, process, transmit, review and recover complex and large-scale enterprise data. In conjunction with our proprietary technology, we provide immediate expert consultation and 24/7/365 support worldwide, empowering us to be a “first-call” partner for mission-critical, time-sensitive, and nuanced eDiscovery and data recovery challenges. We leverage our proprietary technology solutions and extensive industry expertise to provide a more reliable, secure and seamless experience for our clients when tackling “big data” volume, velocity, and veracity challenges.

A key example of our purpose-built innovation is Nebula, our flagship, end-to-end AI / ML powered solution that serves as a singular platform of engagement for legal and other types of data. We also offer clients the optionality they desire—KLDiscovery-developed or externally-developed software and cloud-based or a number of different on-premise data storage options. We processed 8,009 and 7,823 Legal Technology matters for the years ended December 31, 2022 and 2021 respectively, and currently average over 32,000 data recoveries annually from all types of storage media. We believe our scale, expertise, proprietary technology and optionality, and global presence uniquely positions us to be the go-to partner for our clients and solve the world’s largest and most complicated data challenges.

Since January 1, 2020, we have provided services to a highly diverse base of more than 5,800 Legal Technology clients. Our Legal Technology clients include both law firms and corporations serving many industry sectors including finance and banking, pharmaceutical and biotechnology, technology, insurance, and real estate. Our data recovery clients include corporations and individuals that need to recover and access data. Our loyal client base includes 96% of the highest-grossing law firms in the United States as ranked by American Lawyer, known as the Am Law 100, as well as 50% of Fortune 500 companies, as of December 31, 2022. We have longstanding relationships with many of our clients. For example, the average length of our relationships with our top 25 clients based on revenue for the year ended December 31, 2022 is approximately 15 years. We actively collect and review feedback from our clients to ensure we are investing in the features and services that address their ever-evolving needs. We believe our commitment to being a “first-call” provider for our clients’ largest and most complex cases has helped drive significant revenues from larger and more complex matters, with Legal Technology matters generating over $100,000 and $500,000 in revenue representing 77% and 47%, respectively, of our Legal Technology revenue during the year ended December 31, 2022.

The legal technology industry is fragmented and bifurcated into dozens of software providers, which concentrate on technology solutions, and service providers, which license software and focus on client support to assist with managing the third-party technology. Software providers have increasingly prioritized DIY solutions and generally lack full-service support to address complex data challenges, while service providers have relied on multiple, disparate third-party tools and systems that are limited in the client use cases they can address. We bridged this gap by establishing KLDiscovery as a leading legal technology provider with scale that merges state of the art proprietary software and white-glove services. This combination allows us to manage incidents from an organization’s smallest concerns to its most complex legal reviews, as well as time and strategically sensitive legal matters.

As the first provider to license Relativity, a ubiquitous document review tool, we set a new standard in eDiscovery workflow, being the first provider to reach over one million records on the platform. Since then, we have developed KLD AI and review automation proprietary tools to augment the Relativity offering. For those clients who may choose to use third-party tools like Relativity for data hosting, we complement and enhance their experience via our proprietary toolkit to maximize the hosting platform’s functionality.

In response to an increasing number of clients seeking an end-to-end, fully integrated offering, we launched our proprietary cloud-native Nebula ecosystem in 2018. Nebula is a differentiated, comprehensive platform that addresses the full lifecycle of the Electronic Discovery Reference Model, or EDRM. Nebula is designed for enterprise adoption and can be seamlessly applied to address a multitude of use cases for the global legal and corporate communities. Clients who utilize our all-in-one platform benefit from a scalable, singular repository for their legal workflow processes, while reducing costs, and reducing data security risks inherent when processing and transferring data across multiple disparate systems and service providers. Nebula also offers clients flexibility in data delivery methods; in the public cloud, in our secure data centers, behind the client’s firewall in an enterprise server-rack and at a client’s location via Nebula Portable, optionality no other provider’s proprietary platform can offer. Regardless of data storage location, clients can seamlessly manage their data through the integrated Nebula platform. Demonstrating Nebula’s potential, we have experienced strong growth in Nebula revenues. For the year ended December 31, 2022, Nebula revenue was $28.4 million, a 9.7% increase from the prior year. Our diversified and deep-rooted client relationships provide a large and loyal user base to further accelerate the adoption and growth of Nebula.

As Nebula’s capabilities continue to offer additional upstream use cases beyond eDiscovery, our clients are able to leverage our technology throughout their respective eDiscovery lifecycles. For example, we offer clients Nebula Archive, which captures data across numerous platforms and provides a secure, searchable copy of data under preservation, as well as Nebula Legal Hold, which allows clients to ingest and manage hold data from any source. We believe the breadth of Nebula presents an attractive entry point for us to engage with clients early and bring them onto our platform.

Additionally, we are a global leader of data recovery services, currently averaging over 32,000 data recoveries annually from all types of storage media. With our in-lab, remote, and on-site capabilities, we recover data at an over 80% success rate from almost any device, storage manufacturer, operating system, database, and back up format. We expect to continue to benefit from our deep data recovery competencies, given the increasing relevance of data privacy and cybersecurity issues at the institutional, governmental, and international levels.

We believe we have a strong runway to capture a greater percentage of our large and growing market opportunity. Our unique combination of proprietary software and technology-enabled services, coupled with our full stack, scalable platform that covers the full EDRM life cycle, best positions us to tackle our clients’ “big data” challenges. Moreover, we believe our proprietary Nebula offering, unlike other existing solutions, offers broad flexibility in deployment methods, cost efficiency with customizable pricing models, and optimized accuracy with its underlying AI / ML technology. We see further opportunity to grow our sales among new and existing clients, scale internationally, and extend our technology leadership.

Our Corporate History and Certain Financing Transactions

The Company was incorporated by its founder, Pivotal Acquisition Holdings LLC (“Pivotal”), under the name Pivotal Acquisition Corp. as a blank check company on August 2, 2018 under the laws of the State of Delaware for the purpose of entering into a merger, capital stock exchange, stock purchase, reorganization or similar business combination with one or more businesses or entities. On February 4, 2019, the Company consummated its initial public offering (the “IPO”), of units, with each unit consisting of one share of common stock and one redeemable warrant entitling the holder to purchase one share of common stock at a price of

$11.50 per share (the “Public Warrants”). Simultaneously with the consummation of the IPO, the Company issued and sold to Pivotal 6,350,000 warrants to purchase shares of common stock at an exercise price of $11.50 per share (the “Private Warrants”), in a private placement.

On December 19, 2019, pursuant to an Agreement and Plan of Reorganization, dated as of May 20, 2019, as amended, the Company and LD Topco, Inc. consummated a business combination transaction (the “Business Combination”), pursuant to which, among other things, a merger subsidiary was merged with and into LD Topco Inc., with LD Topco Inc. surviving the merger as a wholly owned subsidiary of the Company. The Business Combination was accounted for as a reverse merger in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Under this method of accounting, Pivotal Acquisition Corp. was treated as the “acquired” company for financial reporting purposes. Simultaneous with the consummation of the Business Combination, (i) the Company issued and sold $200 million aggregate principal amount of 8% convertible debentures due 2024 and 1,764,719 Private Warrants in a private placement and (ii) Pivotal forfeited 1,764,719 Private Warrants.

Our Corporate Information

The mailing address of our principal executive office is 9023 Columbine Road, Eden Prairie, MN 55347 and the telephone number is (703) 288-3380. Our website address is www.kldiscovery.com. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus except as expressly set forth in “Incorporation by Reference.”

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined under Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include:

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

•	exemption from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period set forth in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period and, as a result, we are not subject to the same new or revised accounting standards as other public companies that comply with new or revised standards on a non-delayed basis.

We will remain an emerging growth company until the earlier of (i) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the IPO), (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which the market value of our common stock held by non-affiliates is greater than $700.0 million as of the last business day of our second quarter of that fiscal year, and (iv) the date on which we have issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

We are also a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. As a smaller reporting company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies. These include:

•	presenting only the two most recent fiscal years of audited financial statements in our annual reports on Form 10-K and registration statements; and

•	reduced narrative disclosure obligations, particularly with respect to executive compensation, in our periodic reports, proxy statements and registration statements.

Further, if we are a smaller reporting company with less than $100 million in annual revenue, we would be exempt from the auditor attestation requirement in the assessment of our internal control over financial reporting, similar to emerging growth companies. We will remain a smaller reporting company until the last business day of the second fiscal quarter of a fiscal year on which either (i) the market value of our common stock held by non-affiliates is $250 million or more as of such date, or (ii) both our annual revenue was $100 million or more during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is $700 million or more as of such date. However, we may continue relying on the reduced reporting requirements of smaller reporting companies through the Annual Report on Form 10-K for the fiscal year in which we no longer qualify as a smaller reporting company. Therefore, we may continue to be a smaller reporting company even after we are no longer an emerging growth company.

We have elected to take advantage of certain of these reduced disclosure obligations in this prospectus and the documents incorporated herein by reference, and expect to take advantage of reduced disclosure obligations in future filings with the SEC, while we remain an emerging growth company or smaller reporting company, as applicable. If we do, the information that we provide stockholders may be different than what you might receive from other public reporting companies in which you may have equity interests.

The Offering

We are registering the issuance by us of (i) 23,000,000 shares of common stock underlying the Public Warrants and (ii) 6,350,000 shares of common stock underlying the Private Warrants.

Issuer	KLDiscovery Inc.

Shares of Common Stock Issuable upon Exercise of Warrants	29,350,000 shares of common stock

Shares of Common Stock Outstanding Prior to Exercise of any Warrants(1)	42,920,136 shares of common stock

Shares of Common Stock to be Outstanding Assuming Exercise of all Warrants for Cash(1)	72,270,136 shares of common stock

Terms of the Public Warrants	Each Public Warrant entitles the holder to purchase one share of common stock for $11.50 per share. The Public Warrants will expire at 5:00 p.m., New York time, on December 19, 2024 (which is five years after the completion of the Business Combination) or earlier upon redemption or liquidation. See “Description of Securities—Warrants.”

Terms of the Private Warrants	Each Private Warrant entitles the holder to purchase one share of common stock for $11.50 per share or, if held by the initial purchaser thereof or certain permitted transferees, on a cashless basis. The Private Warrants will expire at 5:00 p.m., New York time, on December 19, 2024 (which is five years after the completion of the Business Combination) or earlier upon redemption or liquidation. See “Description of Securities—Warrants.”

Use of Proceeds	We will receive the proceeds from the exercise of the warrants for cash, but not from any cashless exercise of a warrant and, in either case, we will not receive any proceeds from the sale of the underlying shares of common stock. Assuming the exercise for cash of all of the warrants at an exercise price of $11.50 per share, we expect to receive approximately $337.5 million in proceeds. To the extent all of the Private Warrants are exercised on a cashless basis, we would receive approximately $73.0 million less in proceeds. We intend to use any net proceeds from the exercise of the warrants for working capital and general corporate purposes.

Trading Market and Symbol	Our common stock and Public Warrants trade on the OTC Pink Open Market under the symbols “KLDI” and “KLDIW,” respectively.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” on page 9 of this prospectus for a discussion of factors you should carefully consider before investing in our securities.

(1)

Based on shares of common stock outstanding as of March 13, 2023. The number of shares of common stock does not include (i) shares of common stock available for future issuance under the KLDiscovery Inc. 2019 Incentive Award Plan, as may be amended from time to time, (ii) shares of common stock that may be issuable upon conversion of the 8% convertible debentures due 2024 and (iii) 2,200,000 shares of common stock that may be issuable to certain of LD Topco Inc.’s stockholders prior to the Business Combination if the reported closing sale price of our common stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Business Combination.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties and other factors described in “Risk Factors” in any prospectus supplement. You should also consider the risks, uncertainties and other factors described in “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q, that we have filed or will file with the SEC, and in other documents which are incorporated by reference in this prospectus, as well as the risk factors and other information contained in or incorporated by reference in any accompanying prospectus supplement and any related free writing prospectus. If any of these or any unanticipated risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected and the trading price of our common stock could decline, causing you to lose some or all of your investment in our common stock.

USE OF PROCEEDS

We will receive the proceeds from the exercise of the warrants, but not from the sale of the underlying shares of common stock. Assuming the exercise of all of the warrants at an exercise price of $11.50 per share, we expect to receive approximately $337.5 million in proceeds. To the extent all of the Private Warrants are exercised on a cashless basis, we would receive approximately $73.0 million less in proceeds. We intend to use any net proceeds from the exercise of the warrants for working capital and general corporate purposes.

DESCRIPTION OF SECURITIES

The following is a summary of the material provisions of our capital stock, as well as other material terms of our second amended and restated certificate of incorporation and our amended and restated bylaws and certain provisions of the Delaware General Corporation Law (the “DGCL”). This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of our second amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

General

Our second amended and restated certificate of incorporation provides for 200,000,000 authorized shares of a single class of common stock, par value $0.0001 per share, and 1,000,000 authorized shares of preferred stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors.

Holders of common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our Board of Directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

Our second amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Our Board of Directors is empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could be greater than the rights of our common stock and adversely affect the voting power or other rights of the holders of common stock. Issuances of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of any preferred stock could have the effect of decreasing the market price of our common stock and could discourage, delay or prevent a change in control. Our Board of Directors does not presently have any plans to issue shares of preferred stock.

Warrants

We issued 23,000,000 Public Warrants in the units issued in the IPO, 6,350,000 Private Warrants in a private placement that closed simultaneously with the consummation of the IPO and 1,764,719 Private Warrants concurrent with the issuance of the 8% convertible debentures due 2024 in a private placement that closed simultaneously with the consummation of the Business Combination. Concurrent and in connection with the issuance of the 1,764,719 Private Warrants to certain of the purchasers of the debentures, Pivotal forfeited 1,764,719 Private Warrants, all of which were cancelled. As of November 19, 2021, 23,000,000 Public Warrants and 6,350,000 Private Warrants were outstanding. Each of our outstanding warrants enables the holder to purchase one share of common stock at a price of $11.50 per share (subject to cashless exercise under certain circumstances, in each case depending on the type of warrant, as described below). The warrants became exercisable on February 4, 2020 and expire on December 19, 2024 or earlier upon redemption or liquidation. Each warrant generally has the same terms and conditions except as noted otherwise below.

We may call the warrants for redemption, in whole and not in part, and only in limited circumstances with respect to the Private Warrants, at a price of $0.01 per warrant,

•	at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

if, and only if, the reported last sale price of our common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

•

if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise a warrant called for redemption will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. If we call the warrants for redemption as described above, we have the option to require all holders that wish to exercise warrants to do so on a cashless basis. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant. Notwithstanding the foregoing, the Private Warrants are not redeemable to the extent the holder was an initial purchaser thereof or a permitted transferee of an initial purchaser.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our common stock outstanding immediately after giving effect to such exercise.

The exercise price and number of shares of common stock issuable upon exercise of the warrants are subject to anti-dilution adjustments in certain circumstances, including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation, as set forth in more detail in the warrant agreement. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The Private Warrants are identical to the Public Warrants except that, so long as such Private Warrants are held by the initial purchasers thereof or their permitted affiliates, they: (i) are not redeemable by us and (ii) may be exercised on a cashless basis.

The foregoing summary of the warrants is not complete and is subject to and qualified in its entirety by reference to the complete text of the warrant agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Certain Anti-Takeover Provisions of Delaware Law and Our Charter Documents

Provisions of the DGCL and our second amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our Board of Directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our common stock.

Staggered Board of Directors

Our second amended and restated certificate of incorporation provides that our Board of Directors shall be classified into three classes of directors of approximately equal size. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors. As a result, in most circumstances, a person can gain control of our Board of Directors only by successfully engaging in a proxy contest at two or more annual or special meetings of stockholders at which directors are elected.

Removal of Directors; Vacancies

Because the Board of Directors is classified, under the DGCL, directors may be removed only for cause and only upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock. Therefore, because stockholders cannot call a special meeting of stockholders, as discussed below, stockholders may only submit a stockholder proposal for the purpose of removing a director at an annual meeting or special meeting of stockholders called by our Board of Directors. Our second amended and restated certificate of incorporation and amended and restated bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Therefore, while stockholders may remove a director, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such removal.

Special Meetings of Stockholders

Our amended and restated bylaws provide that special meetings of stockholders may be called only by a majority vote of our Board of Directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements as to the form and content of the notice of stockholder proposals and director nominations to be considered at a stockholders’ meeting. Our amended and restated bylaws also allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed.

These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The DGCL does not require stockholder approval for any issuance of authorized shares. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation and amended and restated bylaws provide that any action required or permitted to be a taken by stockholders must be effected at an annual or special meeting, and may not be taken by written consent.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our second amended and restated certificate of incorporation does not provide for cumulative voting.

Amendment of Bylaws

Our second amended and restated certificate of incorporation provides that our Board of Directors has the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal bylaws as provided in the amended and restated bylaws.

Restriction on Stock Transfer

Our amended and restated bylaws provide that the Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL. Such restrictive agreements could be utilized as a method of discouraging, delaying or preventing a change in control.

Exclusive Forum Selection

Our second amended and restated certificate of incorporation require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This exclusive forum provision will apply to state and federal law claims brought by stockholders. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Delaware Takeover Statute

Under our second amended and restated certificate of incorporation, we have opted out of the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with a stockholder who owns 15% or more of our outstanding voting stock, or an “interested stockholder”, an affiliate of an interested stockholder or an associate of an interested stockholder, in each case for three years following the date that the stockholder became an interested stockholder.

Limitation on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our second amended and restated certificate of incorporation provides that directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. The DGCL permits a corporation to limit or eliminate a director’s and officer’s personal liability to the corporation or the holders of its capital stock for breach of fiduciary duty. This limitation is generally unavailable for acts or omissions by a director or officer that (i) were not in good faith, (ii) were the result of intentional misconduct or a knowing violation of law, (iii) the director or officer derived an improper personal benefit from (such as a financial profit or other advantage to which the director or officer was not legally entitled) or (iv) breached the director’s or officer’s duty of loyalty. The DGCL also prohibits limitations on director liability under Section 174 of the DGCL, which relates to certain unlawful dividend declarations and stock repurchases, and prohibits limitations on officer liability in any action by or in the right of the corporation. Our second amended and restated certificate of incorporation provides that the personal liability of directors is eliminated to the fullest extent permitted by the DGCL.

Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify the directors and officers. We have also entered into indemnification agreements with our directors and executive officers.

These provisions, the insurance policies and indemnity agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we are required to pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporate Opportunities

Our second amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and certain exempted persons, which include one or more affiliates of the Carlyle Group, L.P., Revolution Growth III, L.P. and Pivotal, Jonathan Ledecky and Kevin Griffin and, in each case, their respective affiliates, excluding the Company and its subsidiaries. Specifically, none of these exempted persons has any duty to refrain from engaging, directly or indirectly, in a corporate opportunity in the same or similar activities or related lines of business as the Company or its subsidiaries. In the event that any exempted person acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in the corporate opportunity, and no exempted person will have any duty to communicate or offer the corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. However, this waiver of corporate opportunity will not apply to any corporate opportunity to the extent it is expressly offered to the person solely in his or her capacity as one of our directors or officers.

Market Price of Common Stock and Public Warrants

Our common stock and Public Warrants are quoted on the OTC Pink Open Market under the symbols “KLDI” and “KLDIW”, respectively. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of March 13, 2023, there were approximately 55 holders of record of our common stock and 9 holders of record of our warrants. The number of holders of record does not represent the actual number of beneficial owners of our common stock or warrants because the securities are frequently held in “street name” by securities dealers and others for the benefit of individual owners who have the right to vote and/or dispositive power, as applicable, with respect to their securities.

Dividends

We have not paid any cash dividends on shares of common stock to date. The payment of cash dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. It is the present intention of our board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Warrant Agent

The transfer agent for our shares of common stock and warrant agent for the warrants is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

PLAN OF DISTRIBUTION

We are registering the issuance of shares of common stock underlying the warrants. The prices at which the shares of common stock underlying the warrants covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will receive the proceeds from any exercise of the warrants to the extent they are not exercised on a cashless basis, but not from the sale of the underlying common stock.

Pursuant to the terms of the warrants, the shares of common stock will be distributed to the warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent (to the extent such holder of warrants is not exercising on a cashless basis), Continental Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of KLDiscovery Inc. appearing in KLDiscovery Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

29,350,000 Shares

KLDiscovery Inc.

Common Stock

Prospectus

            , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee		$43,810.75	#
Printing fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*

Total	$	*

#	Previously paid with the initial filing of the Registration Statement.
*	Estimated expenses not presently known.

Item 14. Indemnification of Directors and Officers.

Our second amended and restated certificate of incorporation eliminates the personal liability of our directors to the Company and our stockholders for monetary damages for breaches of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our second amended and restated certificate of incorporation and our amended and restated bylaws provide that any director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at our request as a director, officer, employee or agent of another entity, shall be indemnified and held harmless to the fullest extent permitted by the DGCL against all liability and loss suffered and expenses reasonably incurred in connection therewith.

Our amended and restated bylaws and, Section 145(g) of the DGCL as discussed below, also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify the directors and officers.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer of the Company at the time of such determination, (1) by a majority vote of the directors who are not a party to such action, suit or proceeding (even though less than a quorum), (2) by a committee of such directors designated by majority vote of such directors (even though less than a quorum), (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of its directors and officers for any monetary damages related to a breach of fiduciary duty as a director or officer, as long as the corporation does not eliminate or limit the liability of a director or officer for acts or omissions that (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director or officer derived an improper personal benefit from (such as a financial profit or other advantage to which such director or officer was not legally entitled) or (4) breached the director’s or officer’s duty of loyalty. Section 102(b)(7) of the DGCL also prohibits limitations on director liability under Section 174 of the DGCL, which relates to certain unlawful dividend declarations and stock repurchases, and prohibits limitations on officer liability in any action by or in the right of the corporation.

We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this Registration Statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation of KLDiscovery Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed December 26, 2019)

3.2	Amended and Restated Bylaws of KLDiscovery Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed December 26, 2019)

4.1	Specimen Common Stock Certificate of KLDiscovery Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed December 26, 2019)

4.2	Specimen Warrant Certificate of KLDiscovery Inc. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed December 26, 2019)

4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and Pivotal Acquisition Corp. dated as of January 31, 2019 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed February 1, 2019)

4.4	Securities Purchase Agreement, dated as of December 16. 2019, by and among Pivotal Acquisition Corp. and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed December 17, 2019)

4.5	First Amendment to Securities Purchase Agreement, dated November 19, 2021, by and among KLDiscovery Inc. and the Purchasers named therein

5.1*	Opinion of Gibson, Dunn & Crutcher LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereof and of prior filings of this registration statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, Minnesota, on March 16, 2023.

KLDiscovery Inc.

By:	/s/ Christopher J. Weiler
Christopher J. Weiler
Chief Executive Officer

The undersigned directors and officers of KLDiscovery Inc. hereby constitute and appoint Christopher J. Weiler and Dawn Wilson, and each of them, any of whom may act without joinder of the other, as the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities and on the date indicated.

Name	Title	Date

/s/ Christopher J. Weiler Christopher J. Weiler	Chief Executive Officer (Principal Executive Officer)	March 16, 2023

/s/ Dawn Wilson Dawn Wilson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 16, 2023

* Lawrence Prior III	Chair of the Board	March 16, 2023

* Ian Fujiyama	Director	March 16, 2023

* Kevin Griffin	Director	March 16, 2023

/s/ Lloyd W. Howell Jr. Lloyd W. Howell Jr.	Director	March 16, 2023

* Donna Morea	Director	March 16, 2023

* Evan Morgan	Director	March 16, 2023

* Arjun Shah	Director	March 16, 2023

* Lauren Tanenbaum	Director	March 16, 2023

/s/ Richard Williams Richard Williams	Director	March 16, 2023

* By:	/s/ Christopher J. Weiler
Name: Christopher J. Weiler
Title: Attorney-in-Fact